                                                                    EXHIBIT 12.1


                     BALLY TOTAL FITNESS HOLDING CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)

                                                            YEARS ENDED DECEMBER 31,
                                   ---------------------------------------------------------------------------
                                       1998           1997            1996            1995            1994
                                   ------------   ------------    ------------    ------------    ------------
     Income (loss) before
     income taxes and
     extraordinary items.......... $     13,822   $    (23,156)   $    (27,597)   $    (38,588)   $    (54,693)

Add:

     Interest expense(a)..........       41,494         45,021          47,644          43,750          38,556

     Amortization of capitalized
     interest.....................        1,033          1,508           1,622           1,790           1,859

     Interest component of rent
     expense(b)...................       30,455         28,937          28,906          28,619          27,763
                                   ------------   ------------    ------------    ------------    ------------

Earnings available for fixed
charges........................... $     86,804   $     52,310    $     50,575    $     35,571    $     13,485
                                   ============   ============    ============    ============    ============

Fixed charges:

     Interest expense(a).......... $     41,494   $     45,021    $     47,644    $     43,750    $     38,556

     Capitalized interest.........          540            511             236             278             253

     Interest component of rent
     expense(b)...................       30,455         28,937          28,906          28,619          27,763
                                   ------------   ------------    ------------    ------------    ------------

Total fixed charges............... $     72,489   $     74,469    $     76,786    $     72,647    $     66,572
                                   ============   ============    ============    ============    ============

Ratio of earnings to fixed
charges...........................          1.2            (c)             (c)             (c)             (c)
                                   ============   ============    ============    ============    ============


----------

(a)      Includes amortization of debt issuance costs.

(b)      Interest component estimated to be one-third of rent expense.

(c) Earnings were insufficient to cover fixed charges by $22,159, $26,211, $37,076, and $53,087 for the years ended December 31, 1997, 1996, 1995 and 1994, respectively.